CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 333-174332 on Form N-1A of our report dated December 20, 2013, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund IV ("the Fund"), comprised of First Trust North American Energy Infrastructure Fund, First Trust Senior Loan Fund, and First Trust Tactical High Yield ETF (formerly known as First Trust High Yield Long/Short ETF), appearing in the Annual Report on Form N-CSR of the Fund for the period ended October 31, 2013 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 28, 2014